Exhibit 12

FIRST BANCORP

COMPUTATION OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

($ in thousands, except for ratios)

(Unaudited)

	Nine Months Ended September 30,				Years Ended December 31,
	2013		2012		2012		2011		2010		2009		2008
Including Interest on Deposits:
Earnings:
Income (loss) before income taxes	$24,049		2,862		(40,358)		21,012		14,942		97,877		35,125
Fixed charges	8,935		13,796		17,762		23,973		32,087		49,075		61,483
Total earnings (loss)	$32,984		16,658		(22,596)		44,985		47,029		146,952		96,608

Fixed charges:
Interest on deposits	$7,901		12,075		15,454		21,351		29,930		45,518		53,241
Interest on borrowings	770		1,485		1,866		2,214		1,977		3,377		7,947
Amortization of debt issuance costs	—		—		—		—		—		—		115
Interest portion of rental expense (1)	264		236		442		408		180		180		180
Total fixed charges	$8,935		13,796		17,762		23,973		32,087		49,075		61,483
Preferred dividend requirements	678		2,277		2,809		3,234		3,249		3,169		—
Total fixed charges and preferred dividends	$9,613		16,073		20,571		27,207		35,336		52,244		61,483

Ratio of earnings to fixed charges, including interest on deposits	3.69	x	1.21	x	(1.27	x)	1.88	x	1.47	x	2.99	x	1.57	x
Ratio of earnings to fixed charges and preferred dividends, including interest on deposits	3.43	x	1.04	x	(1.10	x)	1.65	x	1.33	x	2.81	x	1.57	x

Excluding Interest on Deposits:
Earnings:
Income (loss) before income taxes	$24,049		2,862		(40,358)		21,012		14,942		97,877		35,125
Fixed charges	1,034		1,721		2,308		2,622		2,157		3,557		8,242
Total earnings (loss)	$25,083		4,583		(38,050)		23,634		17,099		101,434		43,367

Fixed charges:
Interest on borrowings	$770		1,485		1,866		2,214		1,977		3,377		7,947
Amortization of debt issuance costs	—		—		—		—		—		—		115
Interest portion of rental expense (1)	264		236		442		408		180		180		180
Total fixed charges	$1,034		1,721		2,308		2,622		2,157		3,557		8,242
Preferred dividend requirements	678		2,277		2,809		3,234		3,249		3,169		—
Total fixed charges and preferred dividends	$1,712		3,998		5,117		5,856		5,406		6,726		8,242

Ratio of earnings to fixed charges, excluding interest on deposits	24.26	x	2.66	x	(16.49	x)	9.01	x	7.93	x	28.52	x	5.26	x
Ratio of earnings to fixed charges and preferred dividends, excluding interest on deposits	14.65	x	1.15	x	(7.44	x)	4.04	x	3.16	x	15.08	x	5.26	x

(1)	Estimated to be one-third of rental expense.